Exhibit 99.1

September 29, 2022

Liberty Media Acquisition Corporation Files Preliminary Proxy Statement to Obtain Stockholder Approval to Unwind Before Year-End

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Liberty Media Acquisition Corporation (“LMAC” or “the Company”) today filed a preliminary proxy statement relating to a special meeting of stockholders to approve an amendment to LMAC’s certificate of incorporation which would, if implemented, allow LMAC to unwind and redeem all of its outstanding public shares prior to December 30, 2022, in advance of the contractual termination date of January 26, 2023.

Since its IPO on January 23, 2021, LMAC’s management team has employed a broad set of search criteria for potential target business combinations and evaluated more than 140 such target companies. In evaluating these businesses, management remained focused on finding fair valuations amid volatile market conditions. LMAC’s management has observed what it believes were high valuations in 2021, a declining IPO market in 2022, and significant public and private market volatility, which have prevented the Company from securing an opportunity that it believes will offer a compelling return on investment for its stockholders. In light of these circumstances, LMAC has determined that it is not feasible to complete an initial business combination (or enter into an agreement in principle with respect to an initial business combination) by January 26, 2023. In addition, recent changes in U.S. tax law could create corporate-level tax liabilities in connection with stockholder redemptions following year end. As a result, LMAC has determined to seek the approval of its stockholders to complete an early unwind in 2022.

For more information, please see the Preliminary Proxy Statement filed with the SEC on September 29, 2022.

Forward-Looking Statements

The foregoing communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed early unwind of the Company.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the receipt of the requisite stockholder approval to effect this proposed transaction.  These forward-looking statements speak only as of the date of the foregoing communication, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of the Company, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to the Company’s business which may affect the statements made in this communication.

Additional Information

Nothing in the foregoing communication shall constitute a solicitation to buy or an offer to sell any of the Company’s securities.  The Company’s stockholders and other investors are urged to read the proxy statement (a preliminary filing of which has been made with the SEC) because it will contain important information relating to the proposed transaction.  Copies of the Company’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov).  Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5420.

Participants in a Solicitation

The directors and executive officers of LMAC and other persons may be deemed to be participants in the solicitation of proxies in respect of any proposals relating to the proposed transaction.  Information regarding the directors and executive officers of LMAC is available in its preliminary proxy statement, which was filed with the SEC on September 29, 2022. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials regarding the proposed transaction (a preliminary filing of which has been made with the SEC).  Free copies of these documents may be obtained as described in the preceding paragraph.

About Liberty Media Acquisition Corporation

Liberty Media Acquisition Corporation (“LMAC”) is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The sponsor of LMAC, a wholly-owned subsidiary of Liberty Media Corporation, holds a 20% interest in LMAC that is attributed to Liberty Media Corporation’s Formula One Group tracking stock (Nasdaq: FWONA, FWONK).

Liberty Media Acquisition Corporation

Courtnee Chun, 720-875-5420

Source: Liberty Media Acquisition Corporation